Ohr Pharmaceutical, Inc 10-K

(Exhibit 21.1)

List of Subsidiaries of Ohr Pharmaceutical, Inc.

1.	Ohr Opco, Inc. (incorporated in Delaware)

2.	Ohr Pharma, LLC (organized in Delaware)